                                                                 EXHIBIT 12


                              HARTMARX CORPORATION
                       STATEMENT OF COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)



                                                    YEARS ENDED NOVEMBER 30,
                                       --------------------------------------------------
                                          1994     1993       1992       1991       1990
                                       --------------------------------------------------

Net income per consolidated
statement of earnings                  $16,148   $ 6,220  $(220,245)  $(38,365)  $(61,545)
Add:
    Income taxes                        (9,555)      190     (6,605)   (21,630)   (33,265)
    Interest expense                    21,214    22,869     21,135     23,793     28,952
    Portion of rents representative
    of the interest factor (a)           8,054     9,327     20,088     22,865     23,138
Subtract:
    Undistributed earnings of
    non-consolidated affiliate               -         -          -          -      4,903
                                       --------------------------------------------------
Income as adjusted                     $35,861   $38,606  $(185,627)  $(13,337)  $(37,817)
                                       ==================================================
 Fixed charges:
    Interest expense                   $21,214   $22,869  $  21,135   $ 23,793   $ 28,952
    Portion of rents representative
    of the interest factor (a)           8,054     9,327     20,088     22,825     23,138
                                       --------------------------------------------------
Fixed Charges                          $29,268   $32,196  $  41,223   $ 46,618   $ 52,090
                                       ==================================================
Ratio of earnings to fixed charges        1.23      1.20          *          *          *
                                       ==================================================
* Coverage shortfall                         -         -  $ 226,850   $ 59,995   $ 89,907
                                       ==================================================

     (a) Represents one-third of rent expense which management believes represents a reasonable approximation of the interest component of rent expense.